Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) pertaining to the TimkenSteel Corporation Amended and Restated 2014 Equity and Incentive Compensation Plan of our reports dated February 29, 2016, with respect to the consolidated financial statements and schedule of TimkenSteel Corporation and the effectiveness of internal control over financial reporting of TimkenSteel Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Cleveland, Ohio

October 28, 2016